Exhibit 99.1

Nordson Corporation Reports Fiscal Year 2015 Fourth Quarter and Full Year Results

  Sales in the fourth quarter are $446 million; full year sales are $1.69 billion, inclusive of more than 3 percent organic growth compared to the prior year
  GAAP diluted EPS in the fourth quarter and full year is $0.84 and $3.45, respectively; or $0.95 and $3.57 excluding one-time items, primarily related to short-term purchase accounting adjustments and previously announced margin improvement initiatives
  Unfavorable currency translation negatively impacts fourth quarter sales and diluted EPS as compared to the prior year by $32 million and approximately $0.15, respectively; full year impact compared to prior year is $115 million and approximately $0.54, respectively
  $210 million returned to shareholders through dividends and share repurchases in the quarter; $436 million for the full year
  Pro-forma 12 week order rates decrease 5 percent from same period a year ago
  First quarter fiscal 2016 guidance: sales volume expected in the range of flat to up 4 percent compared to the prior year, offset by 5 percent unfavorable currency translation at current rates; GAAP diluted EPS in the range of $0.47 to $0.57, inclusive of a $0.03 per share charge for non-recurring items

WESTLAKE, Ohio--(BUSINESS WIRE)--December 10, 2015--Nordson Corporation (Nasdaq: NDSN) today reported results for the fourth quarter of fiscal year 2015. For the quarter ending October 31, 2015, sales were $446 million, a 5 percent decrease as compared to the prior year’s fourth quarter. This change in sales included organic volume that was flat, a 2 percent increase related to the first year effect of acquisitions, and a 7 percent decrease related to the unfavorable effects of currency translation. Operating profit was $76 million, net income was $50 million, and GAAP diluted earnings per share were $0.84, inclusive of an $0.11 per share charge related to one-time items. Prior year fourth quarter sales, operating profit, net income and GAAP diluted earnings per share were $469 million, $106 million, $72 million and $1.13, respectively. A reconciliation of GAAP diluted EPS to normalized amounts and a calculation of free cash flow are included in the attached tables.

“Nordson delivered fourth quarter sales within our range of guidance, resulting in full year organic growth of more than three percent compared to the prior year,” said Nordson President and Chief Executive Officer Michael F. Hilton. “Fourth quarter sales were impacted by negative currency translation and very challenging comparisons to the same period a year ago, where we delivered organic volume growth of 13 percent. We did generate strong organic growth during the quarter in our Adhesive Dispensing segment and solid organic growth in the Industrial Coating segment, which was offset by softness in selected electronics end markets in the Advanced Technology segment that are cyclical in nature.”

“Reported operating margin in the quarter was 17 percent. One-time items in the quarter impacted operating margin by more than two percentage points compared to the prior year, and included charges for short-term purchase accounting adjustments related to acquired inventory and for restructuring related to previously announced margin improvement initiatives. Negative currency translation compared to the prior also impacted operating margin by approximately two percentage points in the quarter. Excluding the one-time items and the effects of currency, operating margin in the quarter was approximately 21 percent, a solid level given flat organic volume and this quarter’s product mix. Diluted earnings per share as reported included a charge of $0.11 related to one-time items and were also negatively impacted by approximately $0.15 due to unfavorable currency translation as compared to the prior year. We generated free cash flow in the quarter before dividends of $80 million, representing strong cash conversion. We also continued to execute in all phases of our capital deployment strategy during the quarter, closing on the MatriX Technologies and WAFO acquisitions, distributing approximately $14 million in dividends and investing $196 million for the repurchase of shares.”

Fourth Quarter Segment Results

Sales volume in the Adhesive Dispensing Systems segment improved 8 percent compared to the fourth quarter a year ago, inclusive of 7 percent organic growth and 1 percent growth from the first year effect of the WAFO acquisition. The sales volume growth was offset by a 10 percent decrease related to unfavorable currency translation. “Organic growth was strong in nonwoven, rigid packaging, injection molding and pelletizing product lines and in most geographies, reflecting the resilience of the consumer non-durable end markets served by this segment,” said Hilton. Reported operating margin in this segment was 21 percent in the fourth quarter, or 24 percent on a normalized basis to exclude one-time items related to restructuring activities and purchase accounting charges for acquired inventory. Excluding these one-time items and the approximate effects of negative currency translation compared to the prior year, segment operating margin was 27 percent in the quarter.

Sales volume in the Advanced Technology Systems segment decreased 7 percent compared to the fourth quarter a year ago, inclusive of an 11 percent decrease in organic volume offset by a 4 percent increase related to the first year effect of the Liquidyn and MatriX acquisitions. Sales were also negatively impacted by approximately 3 percent related to unfavorable currency translation. “Organic growth in fluid management product lines, driven by strong demand in medical end markets, was offset by lower demand for electronic systems product lines,” said Hilton. “Results also were impacted by very challenging comparisons to the prior year fourth quarter, where we delivered organic volume growth of 21 percent in the prior year’s fourth quarter. Geographically, positive organic growth in the U.S. and Europe was offset by slower demand in other regions.” Reported operating margin in this segment was 17 percent in the fourth quarter, or 18 percent on a normalized basis to exclude one-time items related to restructuring activities and purchase accounting charges for acquired inventory. The effects of currency on operating margin as compared to the prior year were negligible.

Organic sales volume in the Industrial Coating Systems segment improved 2 percent compared to the fourth quarter a year ago, offset by a 6 percent decrease related to unfavorable currency translation. “Growth was driven by demand for our powder coating, liquid coating, and cold material dispensing product lines in durable goods end markets,” said Hilton. Solid demand in the Americas, Asia Pacific and Europe was offset by softness in other regions. Reported operating margin in this segment was 19 percent in the fourth quarter, or 20 percent on a normalized basis to exclude one-time items related to restructuring activities. Excluding these one-time items and the approximate effects of negative currency translation compared to the prior year, segment operating margin was 22 percent in the quarter.

Detailed results by operating segment and geography are included in the attached tables.

Fiscal 2015 Full Year Results

Sales for the fiscal year ended October 31, 2015 were $1.69 billion, down approximately 1 percent from the same period a year ago. Sales volume increased by 6 percent, consisting of more than 3 percent organic volume growth and more than 2 percent growth related to the first year effect of acquisitions, offset by negative currency translation effects of 7 percent. Full year operating profit was $318 million, net income was $211 million and GAAP diluted earnings per share were $3.45, inclusive of a $0.12 per share charge related to one-time items. Prior year sales, operating profit, net income and GAAP diluted earnings per share were $1.70 billion, $367 million, $247 million and $3.84, respectively.

“Unfavorable currency translation negatively impacted full year sales by $115 million and diluted earnings per share by approximately $0.54,” said Hilton. “Given the weak macroeconomic environment, we are pleased with our full year organic growth of more than three percent. This reflects Nordson’s continued focus on providing customers with best-in-class technology, application expertise and global support. Reported operating margin for the year was 19 percent. Excluding one-time items and the approximate effects of unfavorable currency translation compared to the prior year, total company operating margin for the year was 21 percent. We also continued to generate strong cash flow which enabled us to execute on our multi-pronged approach to capital deployment. In addition to funding organic growth initiatives, we completed three acquisitions during the year within our targeted spaces. We also returned $436 million directly to shareholders during the year through dividends, which we raised for the 52nd consecutive year, and share repurchases.”

Order Rates and Backlog

Order rates for the 12-week period ending December 6, 2015, measured in constant currency, decreased by 5 percent over the same period a year ago. Order rates by segment and geography are provided in the accompanying financial tables, with pro-forma growth in order rates calculated as though fiscal year 2015 acquisitions were owned in both years.

Backlog for the quarter ended October 31, 2015 was approximately $229 million, an increase of 8 percent compared to the same period a year ago, and inclusive of 5 percent organic growth and 3 percent growth due to the WAFO, Liquidyn and MatriX acquisitions. Backlog amounts are calculated at October 31, 2015 exchange rates.

Outlook

For the first quarter of fiscal 2016, sales are expected to be in the range of down 1 percent to down 5 percent as compared to the first quarter a year ago. This range is inclusive of organic volume down 3 percent to up 1 percent, 3 percent growth from the first year effect of acquisitions, and a negative 5 percent impact related to the unfavorable effects of currency translation based on the current exchange rate environment. GAAP diluted earnings per share are expected to be in the range of $0.47 to $0.57, inclusive of a $0.03 per share charge related to non-recurring items. This outlook is also inclusive of an unfavorable currency translation effect of approximately $0.08 per share at current exchange rates.

“Our first quarter forecast reflects our backlog, current 12 week order rates, typical seasonality, and challenging comparisons to the same period a year ago,” said Hilton. “As we begin 2016, we will continue to target organic growth that exceeds global GDP, driven by our ongoing initiatives around new products, new applications, penetration of emerging markets, and recapitalization of our installed base. The diverse set of end markets we serve are expected to grow over the long term and we are well positioned to meet customer needs with global direct sales and service. As we noted in our previous quarter’s earnings call, given the weak macroeconomic backdrop, we have initiated actions across the portfolio that will improve our normalized margins, with some of the benefit to be realized during fiscal 2016. These benefits are independent of additional margin benefits we may realize related to sales volume leverage.”

Nordson will broadcast its fourth quarter conference call on its web site at www.nordson.com/investors on Friday, December 11, 2015 at 8:30 a.m. eastern time. For persons unable to listen to the live broadcast, a replay will be available for 14 days after the event. Information about Nordson’s investor relations and shareholder services is available from James R. Jaye, Director of Communications & Investor Relations at (440) 414-5639 or jim.jaye@nordson.com.

Except for historical information and comparisons contained herein, statements included in this release may constitute “forward-looking statements,” as defined by the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors, as discussed in the company’s filing with the Securities and Exchange Commission that could cause actual results to differ.

Nordson Corporation engineers, manufactures and markets differentiated products and systems used to dispense, apply and control adhesives, coatings, polymers, sealants, biomaterials, and other fluids, to test and inspect for quality, and to treat and cure surfaces. These products are supported by application expertise and direct global sales and service. Nordson serves a wide variety of consumer non-durable, durable and technology end markets including packaging, nonwovens, electronics, medical, appliances, energy, transportation, construction, and general product assembly and finishing. Founded in 1954 and headquartered in Westlake, Ohio, the company has operations and support offices in more than 30 countries. Visit Nordson on the web at www.nordson.com, www.twitter.com/Nordson_Corp or www.facebook.com/nordson.

NORDSON CORPORATION
FINANCIAL HIGHLIGHTS
(Dollars in thousands except for per-share amounts)

FOURTH QUARTER PERIOD
Period Ending October 31, 2015
(Unaudited)

CONSOLIDATED STATEMENT OF INCOME
	Fourth Quarter		Year-to-Date
	2015	2014	2015	2014

Net sales	$446,200	$468,590	$1,688,666	$1,704,021
Cost of sales	211,339	211,337	774,702	758,923
Selling & administrative expenses	159,213	151,296	596,234	577,993

Operating profit	75,648	105,957	317,730	367,105

Interest expense - net	(4,988)	(4,003)	(17,546)	(14,454)
Other income (expense) - net	1,465	713	678	(138)

Income before income taxes	72,125	102,667	300,862	352,513
Income taxes	22,501	30,587	89,751	105,740

Net Income	$49,624	$72,080	$211,111	$246,773

Return on sales	11%	15%	13%	14%
Return on average shareholders' equity	27%	31%	26%	27%

Average common shares outstanding (000's)	58,907	62,954	60,652	63,656
Average common shares and common share equivalents (000's)	59,330	63,561	61,151	64,281

Per share:

Basic earnings	$.84	$1.14	$3.48	$3.88
Diluted earnings	$.84	$1.13	$3.45	$3.84

Dividends paid	$.24	$.22	$.90	$.76

Total dividends	$14,383	$13,866	$54,849	$48,391

NORDSON CORPORATION
FINANCIAL HIGHLIGHTS
(Dollars in thousands except for per-share amounts)

FOURTH QUARTER PERIOD
Period Ending October 31, 2015
(Unaudited)

CONSOLIDATED BALANCE SHEET
	October 31	October 31
	2015	2014

Cash and marketable securities	$50,268	$42,314
Receivables	389,550	365,844
Inventories	225,672	210,871
Other current assets	46,101	53,654
Total current assets	711,591	672,683

Property, plant & equipment - net	249,940	224,439
Other assets	1,398,913	1,383,008
	$2,360,444	$2,280,130

Notes payable and debt due within one year	$23,950	$116,932
Accounts payable and accrued liabilities	266,826	253,936
Total current liabilities	290,776	370,868

Long-term debt	1,092,643	682,868
Other liabilities	317,009	321,597
Total shareholders' equity	660,016	904,797
	$2,360,444	$2,280,130

Other information:

Employees	6,232	5,966

Common shares outstanding (000's)	57,358	62,435

NORDSON CORPORATION
FINANCIAL HIGHLIGHTS
(Dollars in thousands)

FOURTH QUARTER PERIOD
Period Ending October 31, 2015
(Unaudited)

	Fourth Quarter		% Growth over 2014			Year-to-Date		% Growth over 2014
SALES BY BUSINESS SEGMENT	2015	2014	Volume	Currency	Total	2015	2014	Volume	Currency	Total

Adhesive dispensing systems	$226,931	$231,509	7.9%	-9.9%	-2.0%	$836,066	$899,696	2.3%	-9.4%	-7.1%
Advanced technology systems	147,270	161,979	-6.5%	-2.6%	-9.1%	593,858	561,784	8.6%	-2.9%	5.7%
Industrial coating systems	71,999	75,102	2.0%	-6.1%	-4.1%	258,742	242,541	12.5%	-5.8%	6.7%

Total sales by business segment	$446,200	$468,590	2.0%	-6.8%	-4.8%	$1,688,666	$1,704,021	5.8%	-6.7%	-0.9%

	Fourth Quarter					Year-to-Date
OPERATING PROFIT BY BUSINESS SEGMENT	2015	2014				2015	2014

Adhesive dispensing systems	$46,939	$58,131				$195,902	$229,556
Advanced technology systems	24,719	42,576				120,940	140,240
Industrial coating systems	13,854	16,355				41,458	38,117
Corporate	(9,864)	(11,105)				(40,570)	(40,808)

Total operating profit by business segment	$75,648	$105,957				$317,730	$367,105

	Fourth Quarter		% Growth over 2014			Year-to-Date		% Growth over 2014
SALES BY GEOGRAPHIC REGION	2015	2014	Volume	Currency	Total	2015	2014	Volume	Currency	Total

United States	$137,749	$142,872	-3.6%	-	-3.6%	$529,893	$503,776	5.2%	-	5.2%
Americas	35,100	31,288	31.4%	-19.2%	12.2%	129,325	120,993	18.8%	-11.9%	6.9%
Europe	128,322	129,366	12.0%	-12.8%	-0.8%	462,565	494,538	8.1%	-14.6%	-6.5%
Japan	31,118	37,330	-5.1%	-11.5%	-16.6%	107,797	127,057	-1.3%	-13.9%	-15.2%
Asia Pacific	113,911	127,734	-7.0%	-3.8%	-10.8%	459,086	457,657	2.6%	-2.3%	0.3%

Total Sales by Geographic Region	$446,200	$468,590	2.0%	-6.8%	-4.8%	$1,688,666	$1,704,021	5.8%	-6.7%	-0.9%

	Fourth Quarter					Year-to-Date
FREE CASH FLOW BEFORE DIVIDENDS	2015	2014				2015	2014

Net income	$49,624	$72,080				$211,111	$246,773
Depreciation and amortization	16,123	15,915				65,194	59,754
Other non-cash charges	4,293	9,080				18,808	22,387
Changes in operating assets and liabilities	23,072	8,122				(33,162)	(40,759)
Net cash provided by operating activities	93,112	105,197				261,951	288,155

Additions to property, plant and equipment	(13,189)	(15,638)				(62,087)	(43,574)
Proceeds from the sale of property, plant and equipment	109	45				597	323

Free cash flow before dividends	$80,032	$89,604				$200,461	$244,904

NORDSON CORPORATION
ORDER RATES FOR 12-WEEK PERIOD ENDING DECEMBER 6, 2015
CHANGE FROM PRIOR YEAR

BUSINESS SEGMENT	% CHANGE	GEOGRAPHY	% CHANGE

Adhesive dispensing systems	7%	United States	-12%
Advanced technology systems	-16%	Americas	11%
Industrial coating systems	-14%	Europe	10%
		Japan	-3%
Total	-5%	Asia Pacific	-13%

		Total	-5%

Notes:
1. Numbers in this table are unaudited and exclude the effects of currency movements.
2. Pro-forma changes in order rates were calculated as though 2015 acquisitions were owned in both years.

NORDSON CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

FOURTH QUARTER PERIOD
Period Ending October 31, 2015
(Unaudited)

	Fourth Quarter		Year-to-Date
	2015	2014	2015	2014

Diluted EPS as reported (U.S. GAAP)	$0.84	$1.13	$3.45	$3.84

Short-term inventory purchase accounting adjustments	0.02	0.02	0.02	0.04
Severance and restructuring	0.11	0.01	0.14	0.03
Pension settlement expense	-	-	0.02	-
Gain on property insurance settlement	-	(0.01)	-	(0.01)
Litigation settlement	(0.02)	-	(0.02)	-
Discrete tax items	-	-	(0.04)	(0.02)

Diluted EPS as adjusted (Non-GAAP)	$0.95	$1.15	$3.57	$3.88

Adjusted EPS and operating margin are not measurements of financial performance under GAAP, and should not be considered as alternatives to EPS and operating margin determined in accordance with GAAP. Management believes that EPS and operating margin as adjusted to exclude the items in the tables above assist in understanding the results of Nordson Corporation. Our calculations of these non-GAAP measures may not be comparable to the calculations of similarly titled measures reported by other companies.

CONTACT:
Nordson Corporation
James R. Jaye, 440-414-5639
Director, Communications & Investor Relations
Jim.Jaye@nordson.com